Exhibit 99.1

Press Release

Invesco Ltd. to expand its Board of Directors with three new members

Contact: Jeaneen Terrio Jeaneen.Terrio@invesco.com 212-278-9205

ATLANTA, November 5, 2020 – Invesco Ltd. (NYSE: IVZ) announced today that it is expanding its Board of Directors with three new members: Nelson Peltz and Ed Garden of Trian Fund Management, and Thomas M. Finke of Barings.

Nelson Peltz and Ed Garden of Trian Fund Management, L.P. (“Trian Partners”) have been appointed to Invesco’s Board, effective immediately. Mr. Peltz is Chief Executive Officer and a Founding Partner of Trian Partners, and Mr. Garden is Trian’s Chief Investment Officer and a Founding Partner. Trian Partners beneficially owns approximately 9.9% of Invesco’s outstanding common stock.

Thomas M. Finke, who currently serves as Chairman and Chief Executive Officer of Barings, a global investment manager with $354 billion in assets under management, will be appointed to Invesco’s Board on December 1, 2020. He is scheduled to retire from Barings on November 30, 2020. Barings is a wholly owned subsidiary of Massachusetts Mutual Life Insurance Company (MassMutual).

G. Richard Wagoner, Chair of the Invesco Ltd. Board of Directors, said, “We are pleased to have Trian as a significant shareholder. Nelson and Ed have an impressive track record as long-term investors, and their prior experience in asset management gives them a deep understanding of the significant growth opportunities of this industry. We also look forward to working with Tom Finke, whose deep financial services leadership experience with Barings will provide an invaluable perspective. Tom’s connection to MassMutual will further strengthen our relationship with our largest shareholder. MassMutual is a committed, long-term partner to our business. We welcome Nelson, Ed and Tom to the Board as we work with Invesco’s strong leadership team to execute a strategy that drives sustainable growth and further enhances long-term shareholder value.”

Marty Flanagan, President and CEO, commented, “My conviction about the opportunity within the asset management business remains as strong as ever. With the majority of our investment capabilities aligned to future growth areas, Invesco is very well positioned to build on the strong momentum in our business to achieve long-term success. We look forward to working closely with Nelson, Ed and Tom as Board members to continue delivering strong outcomes for clients and shareholders, further strengthen our business and achieve the tremendous potential of our global firm.”

Mr. Peltz and Mr. Garden commented, “As the company’s second largest shareholder, Trian believes strongly in the Invesco franchise, its people and future potential. We look forward to working with Marty and his leadership team and Rick and the Invesco Board to help Invesco create significant long-term value for all Invesco stakeholders. We believe deeply in Invesco’s ability to be a winner in the fast-changing asset management industry through growth, innovation and strong capital allocation.”

Mr. Finke commented, “I am honored to have been selected and am looking forward to working with Invesco’s Board of Directors and leadership team. I believe there is great opportunity to build on the momentum Invesco has created and am excited to help continue that success.”

About Nelson Peltz

Mr. Peltz is Chief Executive Officer and a Founding Partner of Trian Partners. He serves as the non-executive Chairman of The Wendy’s Company, and serves on the boards of The Procter & Gamble Company, Sysco Corporation and The Madison Square Garden Company. He previously served as a director of Legg Mason, H. J. Heinz Company, Mondelēz International, Inc., Ingersoll-Rand plc and MSG Networks Inc.

About Ed Garden

Mr. Garden has been Chief Investment Officer and a Founding Partner of Trian Partners since its November 2005 inception. He serves as a director of the General Electric Company and previously served as a director of Legg Mason, The Bank of New York Mellon, The Wendy’s Company, Family Dollar Stores, Inc. and Pentair plc.

About Thomas M. Finke

Mr. Finke, who currently serves as Chairman and Chief Executive Officer of Barings, will retire from Barings on November 30, 2020. As Chairman and CEO, he led the company’s strategy and positioning as a global diversified asset manager, highlighted by the successful integration of four firms in 2016 forming the new Barings. Over Mr. Finke’s 34-year financial career he has had global roles in banking and investment management. Before forming Barings, Mr. Finke was the CEO of Babson and served as EVP and CIO for MassMutual from 2008 to 2011. Earlier in his career, he worked at First Union, Bear Stearns, Mellon Bank and Westpac.

About Invesco Ltd.

Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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